Exhibit No. (10)s

July 29, 2008

Christian Brickman
3360 Blackburn Street
Dallas, TX  75204

Dear Chris:

This letter confirms the offer made to you to work for Kimberly-Clark Corporation.  Your initial assignment will be as Senior Vice President and Chief Strategy Officer located in Dallas, Texas.  Your start date with Kimberly-Clark will be September 1, 2008.

Base Salary
Your starting salary for this position will be $440,000 per year.

Annual Incentive
You will be eligible to participate in Kimberly-Clark’s annual incentive plan for management. Your target will be 65% of base salary.

For the 2008 plan year only, you will be guaranteed a bonus payment of $286,000.  Beginning with the 2009 plan year, your bonus payment will be subject to the terms of the Executive Officer Achievement Award Program.

Long-Term Incentives
You will be eligible for annual long-term incentive grants consistent with your level and performance (currently about $600,000).  For 2009, our instrument mix is anticipated to be 33% stock options and 67% performance vested restricted stock.  The annual long-term incentive target grant amounts along with the instrument type and mix are subject to change.   As a condition of receiving these grants, you will be required to sign a Noncompetition and Confidentiality Agreement.  A copy of this agreement is attached.

Total Compensation
Given the above, your total compensation target amount is $1,326,000.  This amount is comprised of your base salary ($440,000), annual incentive target amount ($286,000) and your long-term incentive target amount ($600,000).  Again, your total compensation may be higher or lower than the target amount based on company and your individual performance.

Signing Bonus
At our next regular grant date, currently scheduled on or around October 31, 2008, you will be granted $250,000 of economic value in the form of Restricted Stock Units (“RSUs”). The RSU grant will vest 33% on the first, 33% on the second and 34% on the third anniversaries of the grant date.  As a condition of receiving these grants, you will be required to sign a Noncompetition and Confidentiality Agreement.  A copy of this agreement is attached.

Benefits and Vacation
As an employee of Kimberly-Clark, you will be eligible for a benefits program that includes medical, dental, life and accident insurance coverage along with an incentive investment plan, paid vacation/holidays and various other benefits.  You will be provided booklets explaining the terms and conditions of these benefit plans.

You will receive four weeks of vacation beginning in 2008. Unused vacation, granted on an exception basis, will be forfeited at the end of the year and not paid out in cash.

Stock Ownership Guidelines
Kimberly-Clark has stock ownership guidelines requiring your position to maintain ownership in Kimberly-Clark stock equal to three times base salary. You are permitted five years to reach this goal. For purposes of determining your ownership, time-vested restricted stock and any shares owned outright are counted. If, at the end of the five years, you are not in compliance with guidelines, your situation will be reviewed by the CEO. Non-compliance can result in a decreased long-term incentive grant.

Conditions of this Offer
This offer is subject to the completion of the Preplacement Health History Form, to ensure that you are physically capable of carrying out the essential duties of your position.  If you choose to make us aware that you have a disability under the Americans with Disabilities Act, we would evaluate whether that disability could reasonably be accommodated in regard to those essential job functions.

This offer is also subject to verification that you have the legal right to work in the United States as required by the Immigration Reform and Control Act of 1986.  The Government Form I-9 must be completed within three days of your start date.  In addition, you will be required to present certain documentation as part of the required verification process.

Kimberly-Clark takes great steps to protect from disclosure its confidential and trade secret information.  In accordance with our policies, we expect that as an employee, you will protect any confidential or trade secret information you learn during your employment.  In particular, this protection will require that you sign the Confidentiality, Nonsolicitation and Assignment of Business Ideas Agreement (“Agreement”) as a condition of your employment.  The Agreement is required of all new hires at Kimberly-Clark.

Because your position may involve access to confidential business information, Kimberly-Clark will perform a pre-placement background investigation.  Our offer of employment is contingent upon the results of this background investigation.  United States Public Law 104-208 requires we advise you "that an investigative consumer report including information as to...character, general reputation, personal characteristics, and mode of living" may be made.  Upon written request, additional information as to the nature and scope of the report will be provided.

Kimberly-Clark is a drug-free work environment.  As a result, an additional condition of this offer is that you must pass a pre-employment urine drug screening.  This drug screening must be completed within five days of acceptance.

As usual, the employment relationship can be ended by you or Kimberly-Clark for any reason upon appropriate notice.

If you have any questions, please feel free to contact me (office: 972-281-1404, wesley.wada@kcc.com).

Sincerely,

/s/ Wesley E. Wada
Wesley E. Wada
Vice President, Compensation and Benefits

Encl.

cc: Tom Falk
Liz Gottung

There are two copies of the offer letter enclosed. Please indicate your acceptance of our offer by signing your name on the line below and returning the signed letter to me in the enclosed envelope.  The other copy is for your records.

/s/ Christian Brickman   7/29/08
Signature / Date